Exhibit 5.1

February 26, 2019

HighPoint Resources Corporation
1099 18th Street, Suite 2300
Denver, Colorado 80202

Re:       Registration Statement on Form S-3 relating to sales of up to 100,000,000 shares of common stock of HighPoint Resources Corporation by the selling stockholder named therein

Ladies and Gentlemen:

We have acted as counsel to HighPoint Resources Corporation, a Delaware corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), 100,000,000 shares of the Company’s common stock, $0.001 par value (the “Shares”), for resale by the selling stockholder to the public from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

In rendering the opinions below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, both as currently in effect, and such other documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

We are members of the Bar of the State of Colorado. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Colorado and of the Delaware General Corporation Law, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law.  We express no opinion with respect to the laws of any other jurisdiction or of any other law of the State of Delaware.

Davis Graham & Stubbs LLP ▪ 1550 17th Street, Suite 500 ▪ Denver, CO 80202 ▪ 303.892.9400 ▪ fax 303.893.1379 ▪ dgslaw.com

February 26, 2019

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

We hereby consent to be named in the Registration Statement and to the filing of this opinion as an Exhibit to the aforesaid Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

Davis Graham & Stubbs LLP